EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

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DIAPULSE MANUFACTURING CORP. OF AMERICA, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of DIAPULSE MANUFACTURING CORP. OF AMERICA resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended said Article shall be and read as follows:

"FOURTH: The total number of shares of stock which the corporation shall have authority to issue is six million (6,000,000) and the par value of each of such shares is Five Cents (5¢), amounting in the aggregate to Three Hundred Thousand Dollars ($300,000.00).

Each authorized share of stock of the par value of Ten Cents (10¢) each, of the corporation, whether issued or unissued, when this amendment becomes effective, is hereby changed into two (2) shares of the par value of Five Cents (5¢) each."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, at the annual meeting of the stockholders of said corporation which had been duly called and held, the necessary number of stockholders as required by statute voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation will not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said DIAPULSE MANUFACTURING CORP. OF AMERICA has caused its corporate seal to be hereunto affixed and this certificate to be signed by JESSE ROSS its President, and ABRAHAM SILVERSTEIN its Secretary, this 15 day of October, 1959.

DIAPULSE MANUFACTURING CORP. OF AMERICA

By ____________________ President

By ____________________ Secretary

(CORPORATE SEAL)